Exhibit 99.1

Clearwater Paper Announces John D. Hertz as Chief Financial Officer

SPOKANE, Wash.--(BUSINESS WIRE)--June 26, 2012--Clearwater Paper Corporation (NYSE: CLW) today announced the appointment of John D. Hertz as senior vice president, finance and chief financial officer. Hertz will assume the CFO responsibilities on August 6, 2012. He will replace Johnathan D. Hunter who has been serving as interim CFO, and Mr. Hunter’s role and title remains as vice president and controller.

Hertz, 45, will have responsibility for financial reporting and controls, investor relations, risk management, tax and treasury functions. He most recently served as vice president and chief financial officer for Novellus Systems, Inc. Novellus is a semiconductor manufacturing equipment supplier with annual sales of approximately $1.6 billion and a category leader. Prior to Novellus, he held senior positions at Intel Corporation including central finance controller of the digital enterprise group, finance controller of the enterprise platform services division and accounting policy controller. Prior to joining Intel, Mr. Hertz served as a senior manager with KPMG.

“John’s 23-year track record as a successful senior leader in accounting, auditing and finance, combined with his strong investor relations management background, clearly make him a strong addition to our senior management team,” said Gordon Jones, chairman and chief executive officer.

Hertz earned a Bachelor of Science in business with an accounting emphasis from Montana State University and was a practice fellow at the Financial Accounting Standards Board (FASB).

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
(Interim CFO)
John Hunter , 509-344-5947
or
(Investors)
Sean Butson (IR Sense), 509-344-5906